AMENDMENT NO. 29

TO

TRANSFER AGENCY INTERACTIVE CLIENT SERVICES AGREEMENT

BETWEEN

AQR FUNDS

AND

ALPS FUND SERVICES, INC.

THIS AMENDMENT NO. 29 (“Amendment”), signed on this 12th day of April 2024 (the “Amendment Effective Date”), to the Transfer Agency Interactive Client Services Agreement, dated December 8, 2008, as previously amended (the “Agreement”), by and between AQR Funds, a Delaware statutory trust (“Customer”), and ALPS FUND SERVICES, INC., a Colorado corporation (“ALPS”).

WHEREAS, FANWeb Services have come to end of life and are no longer being provided by ALPS; and

WHEREAS, the parties desire to add Digital Investor Platform Services to the Agreement, upon the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual promises, undertakings, covenants and conditions set forth herein, Customer and ALPS agree as follows.

1.	Amendment.

a.	FANWeb Services. FANWeb Services, as described herein, are hereby terminated in their entirety.

b.	Digital Investor Platform Services. The attached Service Exhibit for Digital Investor Platform Services is hereby added and incorporated into the Agreement.

c.	Terms and Conditions Multi-Factor Authentication. The attached Addendum 1 entitled Terms and Conditions Multi-Factor Authentication is hereby added and incorporated into the Agreement.

2.

Effect on Agreement. As of the Amendment Effective Date, this Amendment shall be effective to amend the Agreement and to the extent of any conflict between the Agreement and any prior Amendments, this Amendment supersedes and replaces the Agreement.

3.

Execution in Counterparts. This Amendment may be executed in separate counterparts, each of which will be deemed to be an original and all of which, collectively, will be deemed to constitute one and the same Amendment.

4.

Terminology. The words “include”, “includes”, and “including” will be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof”, “hereunder” and similar terms will refer to this Amendment unless the context requires otherwise.

5.

Agreement in Full Force and Effect. Except as specifically modified by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect, and the Agreement, as amended by this Amendment, and all of its terms, but not limited to any warranties and representations set forth therein, if any, are hereby ratified and confirmed by Customer and ALPS as of the Amendment Effective Date.

6.	Capitalized Terms. All capitalized terms used but not defined in this Amendment will be deemed to be defined as set forth in the Agreement.

7.

Authorization. Each Party hereby represents and warrants to the other that the person or entity signing this Amendment on behalf of such Party is duly authorized to execute and deliver this Amendment and to legally bind the Party on whose behalf this Amendment is signed to all of the terms, covenants and conditions contained in this Amendment.

Copyright ALPS Fund Services, Inc. 2023

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the date first written herein above.

AQR FUNDS		ALPS FUND SERVICES, INC.

By:	/s/ Nicole DonVito
Name:	Nicole DonVito	By:	/s/ Neal Chansky
Title:	Chief Legal Officer,	Name:	Neal Chansky
	Secretary and Vice President	Title:	Managing Director

Copyright ALPS Fund Services, Inc. 2023

SERVICE EXHIBIT

For

DIGITAL INVESTOR PLATFORM SERVICES

1.

Services. Customer has requested, and ALPS will provide Digital Investor Services as one of the Digital Solutions Services (“Services”) pursuant to the terms of the Transfer Agency Interactive Client Service Agreement (the “Agreement”) between Customer and ALPS. The Services are further described in the Statement of Work for Digital Investor Platform Development (“SOW”), attached hereto. Any terms not defined in this Service Exhibit shall have the same meaning as the terms in the Agreement. This Service Exhibit expressly incorporates by reference and is subject to the Agreement. In the event of any conflict between the terms and conditions of the Agreement and the terms and conditions of this Service Exhibit, the terms and conditions of this Service Exhibit will control such conflict with respect to the services provided hereunder

2.	Destruction on Termination. Upon termination or expiration of this Service Exhibit, ALPS will:

a.	Return any written, printed, or tangible materials supplied to ALPS by Customer in connection with the development of the enhanced web functionality for Customer that include Customer data.

b.

Alternatively, with the written consent of Customer, ALPS may securely destroy any of the foregoing embodying Customer data (or the reasonably non-recoverable data erasure of computerized data) and, upon request, certify such destruction in writing by an authorized officer of ALPS supervising the destruction.

ALPS may retain documents as is necessary to comply with its own document retention policies or as required by applicable law, or by a governmental or regulatory agency or body, in which case all such retained documents shall continue to be subject to the terms of this Service Exhibit.

3.	Definitions. For purposes of this Exhibit, the following additional definitions shall apply (in addition to all other defined terms in the Agreement):

•

“Customer Web Site” shall mean the collection of electronic documents or pages residing on the computer system of Customer (or an Internet Service Provider (“ISP”) hired by Customer) connected to the Internet and accessible through the World Wide Web, where record owners or authorized agents of the owner of Shares in the Funds (each a “User”) may view information about the Funds and link to Digital Investor.

•

“Multi-Factor Authentication” shall mean the User “out of band” (OOB) authentication process, utilized by Digital Investor, as governed by the terms in Addendum 1 attached hereto, whereby ALPS together with a third party service provider implements multi-factor authentication (“MFA”) security features enabling Users to enter contact information into a User security profile and establish a multi-factor authentication method for access to account data. MFA authentication will enable Users to configure or update MFA security profiles, including preferred method for MFA notifications, whereby a temporary one-time authentication code is sent to the User via SMS text message or email, which the User then enters into the application.

•	“Shareholder” shall mean the record owner or authorized agent of the owner of shares of a Fund.

4.

Acceptance Process. In accordance with mutually agreed upon project milestones and timeline, Customer and ALPS will review and/or test each phase of the services and each deliverable contemplated by this Service Exhibit requiring acceptance within the period set forth within the SOW attached hereto.

5.

Project Changes. Until such time as this Service Exhibit is terminated or otherwise expires, Customer may request changes in Services (hereinafter collectively “Changes”). Any Changes agreed to by ALPS will be in writing signed by a duly authorized representative of each party, and function as an addendum to and be incorporated as part of the Service Exhibit. Changes may result in an increase or decrease in the fees for a project and/or adjustment of the delivery date as mutually agreed to by the parties and may require adjustments to the SOW or a separate SOW altogether. ALPS will promptly provide an amended or new SOW, as appropriate, to reflect the Changes; if Customer fails to execute promptly such amended or new SOW, Customer will pay ALPS for the additional Changes based on the then current hourly rate. For the avoidance of doubt, ALPS may not increase fees related to such Changes without informing Customer of the size and timing of such increase prior to the implementation of the Changes and subject

Copyright ALPS Fund Services, Inc. 2023

to Customer’s prior written approval of such increase. As part of its approval, ALPS may condition any Change on an increase in the payments to be made for the Services and a new work schedule if ALPS believes in good faith that such Change necessitates a change in the work schedule and ALPS will incur additional costs to implement such Change.

FAN Web Functions and Client-Specific Customization – Not Carried Over to Digital Investor

•

We realize that many clients may have made improvements to their FAN Web sites over the years. This may have included custom coding to account for certain functions, to improve the user experience, or logic for certain business items.

•

The Digital Investor platform is on a completely different infrastructure than FAN Web. While Digital Investor does use the FAN Web configuration options to control business rules and other attributes behind the scenes, nothing else is shared with the FAN Web templates.

•

This means that workflows, display, and other related logic will perform as indicated in the Digital Investor summary product specification document, which may differ from the way that FAN Web performs or displays these features and functions today.

•

Unless specifically called out in the Digital Investor proposal, no FAN Web functions and/or custom or client-specific FAN Web features will be carried over into the Digital Investor site build. The summary product specification document that is provided with your proposal/estimate indicates how features and functions will be displayed, implemented, and customized.

•	If there are items that you wish to include in your Digital Investor build, we can work on a consultative basis with you to estimate these items for possible inclusion.

•

All functions will follow the standard Digital Investor Product Specifications unless noted. Customizations beyond those specifications will necessitate a change of scope which may impact timeline and cost.

6.

Deliverables. Customer acknowledges and agrees that it obtains no rights in or to any of the deliverables other than as provided herein. Customer shall be entitled to use such deliverables, as outlined in the SOW attached hereto, solely in conjunction with its use of the Services and Customer shall not use deliverables to connect Customer to any transfer agency system or any other person without ALPS’s prior written approval. Customer also agrees not to take any action which would mask, delete or otherwise alter any on-screen disclaimers of ALPS or its Affiliates (including electronic forms which Users are required to accept) and copyright, trademark and service mark notifications provided by ALPS or its affiliates from time to time, or any “point and click” features relating to User acknowledgment and acceptance of such disclaimers and notifications.

7.	ALPS Responsibilities. The Services hereunder shall include:

Development Responsibilities.

ALPS shall perform the Services to configure and implement certain enhanced web functionality on Customer’s website. Implementation will include the functions described more fully in the attached SOW.

On-going Support Responsibilities.

ALPS will provide the following support and maintenance services:

i.	Maintaining the enhanced web infrastructure and associated disaster relief environments

ii.	Updates to the common enhanced web software as needed to maintain compatibility with API’s

iii.	Updates required by changes that ALPS chooses to make to the core enhanced web platform or hardware infrastructure that were not requested by Customer

iv.	Access to the ALPS help desk and other online support as required and above the ALPS support layer

v.	Ongoing research and development of new features, functions, and interfaces

vi.	Update as needed to maintain functionality with most recent browser updates as defined by the ALPS browser compatibility schedule

vii.	Updates as required to the Digital Investor main and disaster recovery environments

Copyright ALPS Fund Services, Inc. 2023

viii.	In connection with Multi-Factor Authentication:

a.	maintain User security profile information;

b.	receive and route User login requests to an authentication risk engine for evaluation, issuing challenge responses when risk factors are identified in login attempt;

c.	generate random authentication codes to be sent via Users’ registered contact methods, and require User to successfully enter valid authentication codes to gain access;

d.

during instances of time to time downtime for planned maintenance or unavailability of the authentication risk engine, continue authentication by issuing challenges to all Users attempting logins until the maintenance window or unavailability of the authentication risk engine has concluded.

8.

Customer Responsibilities. In addition to performing all customer responsibilities as set forth in the Agreement and this Service Exhibit, Customer shall be responsible for providing timely feedback, testing and approvals to ALPS in connection with the foregoing Services and shall provide ALPS with such other written instructions as ALPS may request from time to time relating to the performance of ALPS’s obligations hereunder.

9.

Limitation of Liability. Notwithstanding anything in the Agreement to the contrary, under no circumstances shall ALPS be liable to Customer for losses that are indirect, special, incidental, consequential, punitive, exemplary, or enhanced or that represent lost profits, opportunity costs or diminution of value. The maximum amount of cumulative liability of ALPS to Customer for losses arising out of the subject matter of, or in any way related to, this Service Exhibit shall not exceed the fees paid by that Customer entity to ALPS under this Service Exhibit.

10.	Fees. The fees payable to ALPS by Customer for the Services under this Service Exhibit are set forth on the Fee Schedule attached to this Service Exhibit.

Copyright ALPS Fund Services, Inc. 2023

SERVICE EXHIBIT – FEE SCHEDULE

DIGITAL INVESTOR PLATFORM AND

ON-GOING SUPPORT AND MAINTENANCE SERVICES

Copyright ALPS Fund Services, Inc. 2023

STATEMENT OF WORK

for

Digital Investor Platform Development

This Statement of Work (“SOW”) shall be incorporated into and governed by the terms and conditions of the Transfer Agency Interactive Client Service Agreement, between AQR Funds (“Customer”) and ALPS Fund Services, Inc. (“ALPS”) (the “Agreement”) and the Service Exhibit for Digital Investor Platform Services (“Services Exhibit”). Phrases defined in the Agreement or the Service Exhibit for Digital Investor Platform Services and used in this SOW have the same meaning when used here as they do when used in the Agreement or the Service Exhibit. In the event of any conflict between the terms and conditions of this SOW and the Agreement or Service Exhibit, the terms and conditions of this SOW shall govern.

1.	Development Services

Digital Investor Platform Development Services will be based upon the elements mutually agreed to between Customer and ALPS, as set forth in the Initial Professional Service Schedule – Digital Investor Pages, and product specification documents. To assist with the development of the Digital Investor Platform, ALPS will use standard components, functions, and business rules of the Digital Investor Platform as a baseline for requirements and development. In some cases, excluding and/or removing functionality from the Digital Investor Platform standard components may be detrimental to the project from a cost or timeline perspective. As these functions are identified, they will be disclosed to Customer to determine whether the given functions should be included or excluded from scope with any impact to timeline or fee schedule.

Scope of Professional Services

Digital Investor Platform Professional Services are provided by ALPS and consists of implementation, configuration, consulting and other programming-related services (collectively “Professional Services”), as further described below, in connection with Customer’s use of the Digital Investor web site, the Digital Investor Platform, and other ALPS products or systems.

The new Digital Investor screens and workflows will be compatible with existing ALPS Digital Platform API services for access to recordkeeping system data and processes. Professional Services will allow the screens to be built to current design, coding and mobile accessibility standards, and to provide an enhanced end-user experience.

Customer’s Digital Investor web site will include all of the features and functionality listed in the Initial Professional Services Schedule, including the custom options listed. Wording and content changes on the site will be accommodated as reasonably requested by Customer in accordance with the platform requirements. For non-custom functions listed, Professional Services will develop the site per the production specifications for the Digital Investor Platform, incorporating Customer’s options, and styling and branding information.

ALPS and Customer may at any time agree to additions, deletions or modifications to Customer’s web site design via a Statement of Work under Section 5 below.

Customer will be provided with an intake form to provide styling and branding information, such as high resolution logos, preferred fonts, colors, as well as disclaimer text, footer links, and other styling and customization data. Customer agrees to return the completed intake form within five (5) business days unless otherwise arranged.

Custom Options: For Landing Page and Asset Allocation, Professional Services will leverage industry practices and recommended Digital Investor screens and workflows. Estimates in the Fee Schedule attached hereto are based upon these industry practices, screens and workflows. This estimate includes one working design session plus a final review. Customer will give consideration to the Digital Investor recommended workflows and process as a solution for these requirements. Any material changes to the workflows or process will be discussed as part of these working sessions and will be mutually agreed upon by both Customer and Professional Services; Professional Services will assess any possible impact to project timeline and costs. Any changes to these workflows will follow the project change control process.

Professional Services will perform testing of Customer’s platform to determine its (i) conformity with the standards of certain frequently used browsers; and (ii) mobile devices, in accordance with standard practices. Please note that responsive design is an approach to web design aimed at providing an optimal viewing experience across a very wide range of devices. Some functionality may contain data elements or screen structures (tables) that are not optimal for smaller screen sizes. These features will be functional but are optimized to the extent possible given the restrictions of the screen.

Copyright ALPS Fund Services, Inc. 2023

Change control for Professional Services will be governed by an industry standard change management process. In general, any revised and/or new workflows will be mutually agreed upon by Customer and Professional Services.

User Acceptance Testing. User Acceptance Testing (“UAT”) will be completed by Customer. ALPS agrees to provide resource allocations if necessary that are adequate to complete first round and second round (defect remediation testing) of testing per the project schedule.

Bug Tracking: Professional Services employs industry standard web-based bug tracking tools, project management, and workflow management (change control, release management). Customer as well as the UAT team will employ the bug tracking tool to report defects, request changes, and other project-related workflows.

The screens, workflows, and functions to be included in Digital Investor Platform- Initial Professional Services for Customer’s secure account access site are outlined in the Initial Professional Services Schedule.

2.	MFA

ALPS will make available a digital User identity and access management service to authenticate Users in connection with additional services. Subject to the terms of Addendum 1, ALPS together with a third party service provider will implement MFA security features enabling Users to enter contact information into a User security profile and establish a MFA method for access to account data, subject to terms required by the third party service provider. Development of MFA will enable Users to configure or update MFA security profiles, including preferred method for MFA notifications, whereby a temporary one-time authentication code is sent to the User via SMS text message or email, which the User then enters into the application.

3.	Browser Support

ALPS will perform testing of Customer’s website to determine its (i) conformity with the standards of certain frequently used browsers, and (ii) its functionality on certain mobile devices, in each case at the start of the project and then annually, if on-going support services are elected by Customer1. Such testing will be performed in accordance with ALPS’s E-Business Solutions Graded Browser Support standards.

5.	Web Analytics

If selected by Customer, the Web Analytics solution will employ a web-based analytics tracking tool on the platform. Web Analytics solution applies automated technology to generate reports on certain User behavior and interaction within the Digital Investor site at a demographic level. In addition to the rights and restrictions set forth in the Agreement and this SOW, with respect to the Web Analytics functionality of Digital Investor and collection of related data, Customer’s use of Web Analytics services may depend upon compliance with terms and conditions for integrated third party Web Analytics applications. Such third party terms and conditions may require, without limitation: i) incorporation of third party application privacy terms by reference into the privacy policy made available to Users on Customer’s Digital Investor web site; ii) provision by Customer to its Users of any legally required notice, or collection by Customer of any legally required User consent, for such data collection or use; and iii) Customer’s presentation of an opportunity to each User to opt out of the collection or use of data in connection with the Web Analytics services; in each case in compliance with applicable laws, to allow ALPS or applicable third party to collect and use such data in connection with providing Web Analytics services to Customer.

The Services included represent ALPS’s standard offering and do not include customization. If Customer requests changes to the Services then the parties agree to enter into a separate SOW and such Services may affect the established project timeline and fees in this SOW.

Fees. The fees payable to ALPS by Customer for the Services under this SOW are set forth on the Statement of Work Fee Schedule attached hereto. Fees will be invoiced based upon mutually agreed project milestones. ALPS and Customer will work together to ensure that the estimated fee is not exceeded without prior consent. ALPS will notify Customer if ALPS believes that the estimated fee will be exceeded.

[1]	Fees for on-going browser testing support will be as mutually agreed upon by the parties.

Copyright ALPS Fund Services, Inc. 2023

STATEMENT OF WORK – INITIAL PROFESSIONAL SERVICES SCHEDULE

for

DIGITAL INVESTOR PAGES

The following screens, workflows and functions are included in the Digital Investor Platform initial build:

Digital Investor Implementation

The following represents the recommended features for a Digital Investor implementation. These take into account the existing features offered to existing shareholders while also adding new features to the platform. The pricing listed takes into account scope and tasks necessary to include these features or remove them from the build.

Web Accessibility
WCAG 2.1 Level AA2	X
Secured Account Access
Enhanced Security Profile (ThreatMetrix)
Register New User	X
Secure Login	X
Advanced Authentication with Out of Band Authentication	X
Retrieve User ID	X
Reset Password (Advanced work flow using MFA)	X
Account Inquiry
Display Portfolio Summary	X
Enhanced Portfolio Display (Hide Zero Balance Accounts, Set Portfolio Sort Order)	X
View Transaction History with Filtering	X
View Statements/Tax Forms/Confirmations	X
Consent for eDelivery	X
View Pending Transactions	X
Site Map	X
Account Nicknames & Icons	X
Welcome Back Banner	X
Cost Basis
View Cost Basis Activity (Unrealized & Realized Gain/Loss)	X
Update Cost Basis Method:
• Apply a single cost basis method to all investments
Apply cost basis election to each investment	X

Beneficiary Information
View Beneficiary & Transfer on Death (TOD) Beneficiary	X
Beneficiaries - Add/Change/Delete
Account Maintenance
Change Username	X

[2]

ALPS has used commercially reasonable efforts to design the Services in accordance with published Web Content Accessibility Guidelines, and will do so under applicable newer published guidelines for future upgrades to or development of the Services that occurs subsequent to publication of new guidelines. However, due to the subjective nature of such guidelines, ALPS will not provide compliance certification with respect thereto.

Copyright ALPS Fund Services, Inc. 2023

Change Password	X
Update Security Profile (SMS Number and/or E-mail for OOB)	X
Contact Information
Address of Registration - View/Change	X
Telephone Number - View/Add/Change	X
Email Address - View/Add/Change	X
Distribution Options - View/Change	X
Messaging Framework
Informational Messages (Pre-Authentication)	X
Index Page Only	X
Broadcast Messages (Post-Authentication)
Secure Inbox
Enhanced Insights and Marketing Messages
Message at Log out
Additional Options
Operator ID	X
Analytics Enabled & Basic Reports	X
AWD Integration* only if Data Verification is implemented	X
Courtesy E-mails	X
View Dealer Information	X
Calculate Historical Balance	X

Copyright ALPS Fund Services, Inc. 2023

STATEMENT OF WORK

FEE SCHEDULE

Copyright ALPS Fund Services, Inc. 2023

ADDENDUM 1

Terms and Conditions

Multi-Factor Authentication Services

Multi-Factor Authentication Services. ALPS will provide ALPS Multi-Factor Authentication (“MFA”) as one of the services provided to Customer pursuant to the terms of the Services Exhibit for Digital Investor Platform Services (the “Master Agreement”) between Customer and ALPS. Any terms not defined in these Terms and Conditions shall have the same meaning as the terms in the Master Agreement. In the event of any conflict between the terms and conditions of the Master Agreement and these Terms and Conditions, the provisions of these Terms and Conditions will control such conflict with respect to the services provided hereunder.

1. Customers’ Services Subscription. ALPS grants Customer a limited, revocable, non-exclusive, nontransferable right to use certain services of ThreatMetrix, Inc. (“ThreatMetrix”) (the “ThreatMetrix Services”), and any other materials or intellectual property ALPS provides to Customer in connection with the ThreatMetrix Services (the “ThreatMetrix Materials”), solely for Customer’s own internal business purposes, namely: (i) identity verification; (ii) mitigation of financial and business risk; (iii) detection, investigation, assessment, monitoring and prevention of fraud and other crime; and/or (iv) compliance with anti-money laundering (AML), counter-terrorism financing (CTF), anti-bribery and corruption (ABC) and similar laws, after implementation and configuration of Customer’s website, and subject to the terms and conditions of this agreement. Customer shall not: (i) interfere with or disrupt the integrity or performance of the ThreatMetrix Services or the ThreatMetrix Services Data contained therein; or (ii) attempt to gain unauthorized access to the ThreatMetrix Services or their related systems or networks. “ThreatMetrix Services Data” shall include the following: any technology embodied or implemented in the ThreatMetrix Services or ThreatMetrix Materials; any computer code provided by ThreatMetrix for Customer’s website or computer network; any hosting environment made accessible by Customer for purposes of obtaining the ThreatMetrix Services; any suggestions, ideas, enhancement requests, or feedback related to the ThreatMetrix Services; any user device data, Internet Protocol (IP) addresses, anonymous device information, machine learning data, user data persistent in the ThreatMetrix network, device reports, or transaction histories; and any corollaries, associations, and ThreatMetrix conclusions pertaining to or arising out of any of the foregoing. Customer will provide ThreatMetrix Services Data to ThreatMetrix as may be necessary for ThreatMetrix to provide to Customer the ThreatMetrix Services. Customer will take such actions as may be legally and technically necessary to allow ThreatMetrix to collect ThreatMetrix Services Data Customer decides to receive in connection with the ThreatMetrix Services.

2. Legal Compliance. Customer will use, and Customer will require that Customer’s customers use, the ThreatMetrix Services in compliance with applicable law including, without limitation, those laws related to data privacy, international communications, and the transmission of technical or personal data. Without limiting the generality of the foregoing, Customer will be responsible for any notifications or approvals required from Customer’s customers or, if applicable, clients of Customer’s customers, arising out of any use of the ThreatMetrix Services including, without limitation, those relating to any computer code deposited on any device and any information secured from such customers or clients (or their respective devices). Customer also will be responsible for compliance with laws and regulations in all applicable jurisdictions concerning the data of Customer’s customers or clients of Customer’s customers. For the avoidance of doubt, ALPS confirms that to the extent ALPS and/or ThreatMetrix Services receives personal data of Customer, Customer’s customers or clients of Customer’s customers that is subject to the California Consumer Privacy Act, as amended (“CCPA”), ALPS and/or ThreatMetrix Services will act as a service provider and will comply with the obligations of a service provider under the CCPA.

3. Ownership. As against Customer, ThreatMetrix (and its licensors, where applicable) owns all right, title and interest, including all related intellectual property rights, in and to the ThreatMetrix Services and ThreatMetrix Materials, any software delivered to Customer, any hosting environment made accessible by Customer, any technology embodied or implemented in the ThreatMetrix Services and ThreatMetrix Materials, any computer code provided by ThreatMetrix for Customer’s particular website and computer network, and any ThreatMetrix Services Data. The ThreatMetrix name, the ThreatMetrix logo, and the product names associated with the ThreatMetrix Services are trademarks of ThreatMetrix or third parties, and no right or license is granted to use them. All rights not expressly granted to ALPS are reserved by ThreatMetrix and its licensors, and Customer shall have no rights which arise by implication or estoppel.

4. Limitations. The ThreatMetrix Services analyze the activities and other attributes of devices used in transactions, and provide information, including device reports generated by the ThreatMetrix Services (“Device Reports”), based on the data analyzed and the policies Customer defines. The ThreatMetrix Services provide information as to whether a device contains

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attributes which correlate to a device(s) used in a fraudulent transaction, but do not determine the eligibility of any individual for credit. Customer acknowledges and agrees that ThreatMetrix does not intend that the Device Reports, or any ThreatMetrix Materials, be considered consumer reports subject to the federal Fair Credit Reporting Act (“FCRA”). Customer represents that it will not use the Device Reports (or any other data provided by ThreatMetrix) for making credit eligibility decisions or for any other impermissible purpose listed in Section 604 of the FCRA (15 U.S.C. §1681b). In addition, Customer shall not, and shall not permit any representative or third party to: (a) copy all or any portion of any ThreatMetrix Materials; (b) decompile, disassemble or otherwise reverse engineer (except to the extent expressly permitted by applicable law, notwithstanding a contractual obligation to the contrary) the ThreatMetrix Services or ThreatMetrix Materials, or any portion thereof, or determine or attempt to determine any source code, algorithms, methods, or techniques used or embodied in the ThreatMetrix Services or any ThreatMetrix Materials or any portion thereof; (c) modify, translate, or otherwise create any derivative works based upon the ThreatMetrix Services or ThreatMetrix Materials; (d) distribute, disclose, market, rent, lease, assign, sublicense, pledge, or otherwise transfer the ThreatMetrix Services or ThreatMetrix Materials, in whole or in part, to any third party; or (e) remove or alter any copyright, trademark, or other proprietary notices, legends, symbols, or labels appearing on the ThreatMetrix Services or in any ThreatMetrix Materials.

5. Indemnification. Customer shall indemnify and hold harmless ThreatMetrix and its licensors, and each of their respective officers, directors, employees, attorneys and agents from and against any and all claims, costs, damages, losses, liabilities and expenses (including attorneys’ fees and costs) arising out of or in connection with: (i) any claim alleging that use of any information or data provided by Customer, any of Customer’s customers, or any individual or entity whose information Customer has indicated should be used in connection with the ThreatMetrix Services, infringes the rights of, or has caused harm to, a third party; (ii) any refusal to process any action requested by a user of a device based on Customer’s use of any Device Reports provided to Customer by the ThreatMetrix Services or Customer’s use of the ThreatMetrix Services; or (iii) Customer’s failure to provide data to ThreatMetrix in the format prescribed by ThreatMetrix.

6. Limitation of Liability. THE THREATMETRIX SERVICES INCLUDING, WITHOUT LIMITATION, THE DEVICE REPORTS, AND ANY OTHER SERVICES, ARE PROVIDED AS IS. THREATMETRIX HEREBY DISCLAIMS ALL OTHER REPRESENTATIONS, WARRANTIES, OR CONDITIONS OF ANY KIND, WHETHER EXPRESS, IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW), OR STATUTORY, WITH RESPECT TO THE THREATMETRIX SERVICES AND THREATMETRIX MATERIALS INCLUDING, WITHOUT LIMITATION, ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT, AND ALL WARRANTIES THAT MAY ARISE FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, OR TRADE PRACTICE. NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL THREATMETRIX’S AGGREGATE LIABILITY FOR ANY CLAIM OR COMBINATION OF CLAIMS EXCEED ONE HUNDRED UNITED STATES DOLLARS ($100). IN NO EVENT SHALL THREATMETRIX AND/OR ITS LICENSORS BE LIABLE TO ANYONE FOR ANY INDIRECT, PUNITIVE, SPECIAL, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR OTHER DAMAGES OF ANY TYPE OR KIND (INCLUDING, BUT NOT LIMITED TO, LOSS OF DATA, REVENUE, PROFITS, USE OR OTHER ECONOMIC ADVANTAGE) ARISING OUT OF, OR IN ANY WAY CONNECTED WITH THE SERVICES, THREATMETRIX MATERIALS, OR SUPPORT SERVICES INCLUDING, BUT NOT LIMITED TO, THE USE OR INABILITY TO USE THE SERVICES, THREATMETRIX MATERIALS, OR SUPPORT SERVICES, ANY INTERRUPTION, INACCURACY, ERROR OR OMISSION, REGARDLESS OF CAUSE, EVEN IF THREATMETRIX HAS BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7. Third-Party Rights. This agreement confers rights and remedies upon ThreatMetrix. The parties may not modify or terminate this agreement without the prior written consent of ThreatMetrix.

8. Customer Acknowledgements. Customer acknowledges and agrees that ALPS has engaged ThreatMetrix, Inc. as a third party vendor to provide some or all of the services hereunder and that ALPS disclaims all liability for the performance of the vendor’s services and will not be liable with respect to any claims for losses, damages, costs or expenses which may result directly or indirectly from such vendor’s delivery of the services hereunder.

Copyright ALPS GIDS, Inc. 2023